Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Third Quarter Fiscal 2012

Financial Results

Consolidated Third Quarter Net Sales Increased 1.9% to $797.2 Million

Company Completes Launch of Yes Loyalty Card to Entire Retail Chain

GRAND RAPIDS, MICHIGAN – February 8, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 16-week third quarter ended December 31, 2011.

Third Quarter Results

Consolidated net sales for the 16-week third quarter increased 1.9 percent to $797.2 million compared to $782.3 million in the same period last year. Both the distribution and retail segments reported increased sales during the quarter.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 1.1 percent to $26.0 million, or 3.3 percent of net sales, compared to $25.7 million, or 3.3 percent of net sales last year.

“We are pleased with our ability to generate third quarter earnings in line with our expectations and to consistently increase sales in our Distribution segment for the fifth consecutive quarter, despite a more challenging sales environment than anticipated,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Our Retail team continues to find ways to provide the consumer with value and a quality shopping experience. Our most recent effort, the Yes loyalty program, provides many benefits including free groceries and the best prescription drug program in our markets. In addition, our expanded Speedway fuel rewards partnership allows us to offer fuel rewards to the majority of our consumers in Michigan and provides existing distribution customers an opportunity to offer similar services. We remain confident that our consumer centric focus will continue to resonate well with both existing distribution customers and the end consumer as we position Spartan Stores for increased long-term growth.”

Third quarter gross profit margin decreased 70 basis points to 20.4 percent from 21.1 percent in the same period last year. The decline was primarily due to a higher mix of fuels, an increased LIFO expense of approximately $1.8 million, and a slightly lower fuel gross margin rate this year versus last year. The increased LIFO expense was due to higher inflation in this year’s third quarter and the cycling of a $0.7 million LIFO inventory credit provision from lower inventory levels generated in last year’s third quarter as a result of warehouse operational improvements.

Operating expenses, excluding restructuring, asset impairment and other gains or losses totaled $150.5 million, or 18.9 percent of net sales, compared to $150.6 million, or 19.3 percent of sales in the year-ago quarter. The Company’s expense leverage was improved by a shift in mix of sales towards fuel, productivity improvements in each segment, favorable health care expense and general cost containment initiatives, partially offset by two previously expected items; higher incentive compensation associated with the timing of the prior year’s provision and increased labor and marketing expense associated with the launch of the Yes loyalty program to the remaining banners in the quarter.

In connection with the previously announced early termination of the Company’s interest rate swap agreement, the Company recorded a charge of $0.8 million in the quarter which has been included in interest expense. Subsequent to the end of the third quarter, the Company repaid the entire outstanding balance on its revolving credit facility and as a result of the payoff, interest expense related to the facility is expected to be reduced by $1.4 million over the next four quarters.

Earnings from continuing operations, excluding certain items in the third quarters of fiscal 2012 and fiscal 2011, would have been $5.1 million or $0.22 per diluted share for fiscal 2012 compared to $6.0 million or $0.26 per diluted share last year. The excluded items for the third quarter of fiscal 2012 were a $0.4 million after tax gain on the sale of assets and the $0.5 million after tax expense associated with the swap agreement termination and for fiscal 2011 a $1.5 million net after tax benefit primarily associated with lease terminations and pension curtailment income partially offset by asset impairment charges. Third quarter earnings from continuing operations as reported were $5.0 million in fiscal 2012 and $7.5 million in fiscal 2011.

Distribution Segment

Third quarter net sales for the distribution segment increased 2.0 percent to $353.8 million from $346.9 million in the year-ago period due to new customer growth and increased pharmacy related sales. This is the fifth consecutive quarter that distribution sales have increased.

Third quarter fiscal 2012 operating earnings for the distribution segments were $10.9 million compared to $13.2 million, excluding a $2.2 million pretax benefit recorded in the third quarter last year. The operating earnings decrease is principally due to an increase in LIFO expense of $1.5 million as a result of last year’s inventory reduction resulting in a credit provision and this year’s higher inflation, as well as, increased incentive compensation expense due to the timing of the quarterly provision last year.

Retail Segment

Third quarter net sales for the retail segment increased 1.9 percent to $443.5 million compared to $435.4 million in the same period last year. The higher sales were due to increased fuel retail selling prices and increased fuel volume, partially offset by a decline in comparable store sales, excluding fuel, of 1.2 percent. The decrease in comparable store sales reflects the impact of unseasonably warm weather in Michigan and the continuing trend of a cautious consumer spending environment, partially offset by the benefit of the Company’s Yes loyalty program rollout to the remaining banners.

Retail segment operating earnings for the quarter would have increased 77.8 percent to $1.6 million compared to $0.9 million in the third quarter of fiscal 2011, excluding the gain on sale of assets of $0.6 million in fiscal 2012 and the retail segment’s $0.2 million portion of the net pretax benefit recorded in fiscal 2011’s third quarter. The increase in operating earnings was primarily attributable to lower health care expense, an increase in fuel margin cents per gallon, labor productivity improvements and benefits from cost containment initiatives, partially offset by lower comparable store sales, increased expenses associated with the Yes loyalty program rollout to the remaining banners, higher incentive compensation expense due to the timing of the quarterly provision last year and increased LIFO expense. Third quarter operating earnings as reported were $2.1 million in fiscal 2012 and $1.2 million in fiscal 2011.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities of $51.2 million for the year-to-date period ended December 31, 2011. Total net long-term debt (including current maturities and capital lease obligations and subtracting cash) was $124.2 million versus $149.8 million at the end of the third quarter of fiscal 2011.

Outlook

“The Michigan economy has certainly improved from its lows; however, since the beginning of our fiscal year there are actually fewer individuals employed in the state. As we have previously communicated, employment is a significant driver of our sales performance and, therefore, while the current environment is still challenging we remain confident that as the number of people employed in Michigan begins to grow, Spartan Stores is well positioned for increased sales. That being said, we believe our comparable store sales run rate will be negatively impacted by 1.0 to 2.0 percent in the fourth quarter due to cycling last year’s fourth quarter benefit from the launch of our Yes loyalty program at one of our banners, a slower start to the quarter due to the unseasonably warm weather in Michigan and a shift in the New Year’s holiday calendar,” concluded Mr. Eidson.

The Company anticipates that the fourth quarter of fiscal 2012’s financial performance will approximate the prior year’s fourth quarter earnings from continuing operations, excluding the impact of the 53rd week and any unusual items that do not reflect the ongoing operating activities of the Company.

The Company expects capital expenditures for fiscal year 2012 to range from $44.0 million to $46.0 million with depreciation and amortization in the range of $37.0 million to $38.0 million and total interest expense to approximate $15.0 million including the swap termination charge.

Conference Call

A telephone conference call to discuss the Company’s third quarter of fiscal 2012 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 9, 2011. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent grocer locations in Michigan, Indiana and Ohio, and to our 96 corporate owned stores located in Michigan, including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “remain”, “outlook”, “position”, “strategy”, or “begin”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result, “confident” or is “optimistic” that a particular result will occur. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended		40 Weeks Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net sales	$797,242	$782,300	$2,019,453	$1,961,593
Cost of sales	634,292	617,493	1,598,429	1,534,899

Gross margin	162,950	164,807	421,024	426,694

Operating expenses
Selling, general and administrative	149,960	150,643	374,192	374,329
Restructuring, asset impairment and other	(2)	(2,425)	(137)	340

Total operating expenses	149,958	148,218	374,055	374,669

Operating earnings	12,992	16,589	46,969	52,025
Other income and expenses
Interest expense	5,274	4,666	11,928	11,599
Other, net	(34)	1	(146)	(53)

Total other income and expenses	5,240	4,667	11,782	11,546

Earnings before income taxes and discontinued operations	7,752	11,922	35,187	40,479
Income taxes	2,764	4,452	13,794	15,589

Earnings from continuing operations	4,988	7,470	21,393	24,890

Loss from discontinued operations, net of taxes	(11)	(162)	(135)	(356)

Net earnings	$4,977	$7,308	$21,258	$24,534

Basic earnings per share:
Earnings from continuing operations	$0.22	$0.33	$0.94	$1.10
Loss from discontinued operations	—	(0.01)	(0.01)	(0.01)

Net earnings	$0.22	$0.32	$0.93	$1.09

Diluted earnings per share:
Earnings from continuing operations	$0.22	$0.33	$0.93	$1.10
Loss from discontinued operations	—	(0.01)	(0.01)	(0.02)*

Net earnings	$0.22	$0.32	$0.92	$1.08

Weighted average shares outstanding:
Basic	22,866	22,631	22,812	22,599
Diluted	23,080	22,710	22,995	22,674

*	includes rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2011	January 1, 2011
Assets
Current assets
Cash and cash equivalents	$55,059	$25,267
Accounts receivable, net	56,764	48,941
Inventories, net	120,908	134,588
Prepaid expenses and other current assets	11,820	8,720
Deferred taxes on income	—	1,688
Property held for sale	1,708	—

Total current assets	246,259	219,204
Goodwill	240,589	247,165
Property and equipment, net	245,265	238,285

Other, net	56,375	58,844

Total assets	$788,488	$763,498

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$111,273	$122,377
Accrued payroll and benefits	35,312	32,585
Other accrued expenses	16,377	16,469
Current portion of restructuring costs	3,596	5,556
Current maturities of long-term debt and capital lease obligations	49,313	4,161

Total current liabilities	215,871	181,148
Long-term liabilities
Deferred taxes on income	78,739	62,202
Postretirement benefits	12,446	15,532
Other long-term liabilities	16,257	19,861
Restructuring costs	8,359	17,362
Long-term debt and capital lease obligations	129,916	170,886

Total long-term liabilities	245,717	285,843
Commitments and contingencies
Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 22,868 and 22,619 shares outstanding	166,015	160,701
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(12,351)	(13,987)
Retained earnings	173,236	149,793

Total shareholders’ equity	326,900	296,507

Total liabilities and shareholders’ equity	$788,488	$763,498

SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	40 Weeks Ended
	December 31, 2011	January 1, 2011
Cash flows from operating activities
Net cash provided by operating activities	$51,181	$62,450
Net cash used in investing activities	(32,978)	(26,475)
Net cash used in financing activities	(6,684)	(17,436)
Net cash used in discontinued operations	(284)	(2,442)

Net increase in cash and cash equivalents	11,235	16,097
Cash and cash equivalents at beginning of period	43,824	9,170

Cash and cash equivalents at end of period	$55,059	$25,267

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	16 Weeks Ended		40 Weeks Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Retail Segment:
Net Sales	$443,487	$435,410	$1,152,343	$1,120,824
Operating Earnings	$2,129	$1,178	$19,940	$17,906
Distribution Segment:
Net Sales	$353,755	$346,890	$867,110	$840,769
Operating Earnings	$10,863	$15,411	$27,029	$34,119

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION (Adjusted EBITDA)

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

	Third Quarter		Year-to-Date
(In thousands)	Dec. 31, 2011	Jan. 1, 2011	Dec. 31, 2011	Jan. 1, 2011
Net earnings	$4,977	$7,308	$21,258	$24,534
Add:
Discontinued operations	11	162	135	356
Income taxes	2,764	4,452	13,794	15,589
Interest expense	5,274	4,666	11,928	11,599
Non-operating (income) expense	(34)	1	(146)	(53)

Operating earnings	12,992	16,589	46,969	52,025
Add:
Depreciation and amortization	11,416	11,044	28,191	26,950
LIFO (income) expense	1,134	(695)	2,661	(3,903)
Restructuring, asset impairment and other	(2)	(2,425)	(137)	340
Other unusual items	—	—	1,194	—
Non-cash stock compensation and other charges	448	1,204	2,808	3,327

Adjusted EBITDA	$25,988	$25,717	$81,686	$78,739

Reconciliation of operating earnings to adjusted EBITDA by segment:

Retail:
Operating earnings	$2,129	$1,178	$19,940	$17,906
Add:
Depreciation and amortization	8,806	8,442	21,692	20,534
LIFO expense	785	465	1,749	665
Restructuring, asset impairment and other	(2)	(247)	(100)	(94)
Non-cash stock compensation and other (gains) charges	(155)	632 *	982	1,767 *

Adjusted EBITDA	$11,563	$10,470	$44,263	$40,778

Distribution:
Operating earnings	$10,863	$15,411	$27,029	$34,119
Add:
Depreciation and amortization	2,610	2,602	6,499	6,416
LIFO (income) expense	349	(1,160)	912	(4,568)
Restructuring, asset impairment and other	—	(2,178)	(37)	434
Other unusual items	—	—	1,194	—
Non-cash stock compensation and other charges	603	572 *	1,826	1,560 *

Adjusted EBITDA	$14,425	$15,247	$37,423	$37,961

*	Prior year stock compensation has been reclassified to conform to the current year to reflect the amount included in the administrative cost allocated to the Retail segment.

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for the Company as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM DEBT AND

CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG-TERM DEBT

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)	December 31, 2011	January 1, 2011
Current maturities of long-term debt and capital lease obligations	$49,313	$4,161
Long-term debt and capital lease obligations	129,916	170,886

Total Debt	179,229	175,047
Cash and cash equivalents	(55,059)	(25,267)

Total net long-term debt	$124,170	$149,780

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long- term debt obligations that are not covered by available cash and temporary investment.